July 14, 2021

FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC
Frank Constantinople, SVP Investor Relations
Tel: +1-203-504-1063
fconstantinople@aircastle.com

Aircastle Announces First Quarter 2021 Results
Delivered Two Embraer 195 E2 to KLM Cityhopper and first of four A320neo Aircraft to Frontier Airlines
First Quarter Net Loss of $(9.8) million; Successfully priced $400 million 5.25% Preferred Issue

Key Financial Metrics for the Three Months ended May 31, 2021
•Total revenues of $165.8 million
•Net loss of $(9.8) million
•Adjusted EBITDA(1) of $148.3 million
•Gain on sale of flight equipment of $9.0 million

Highlights
•For the three months ended May 31, 2021, delivered two Embraer 195 E2 aircraft to KLM Cityhopper
•Subsequently delivered first of four A320neo aircraft to Frontier Airlines in June
•In June, successfully priced $400 million of Preferred Shares at a coupon of 5.25%; issue was four times oversubscribed
•In June, Moody’s upgraded Aircastle’s outlook to Stable
•For the three months ended May 31, 2021, sold three aircraft and other flight equipment for proceeds of $63 million and a total gain on sale of $9 million
•Signed amendments and extensions on aircraft leased to LATAM, our second largest customer

Liquidity
•As of July 1, 2021, total liquidity of $2.9 billion includes $1.4 billion of undrawn credit facilities, $1.0 billion of unrestricted cash, $100.0 million of contracted asset sales, and $375.0 million of projected operating cash flows through July 1, 2022
•For the three months ended May 31, 2021, collections represented approximately 89% of lease rental and direct financing and sales-type lease revenues
•218 unencumbered aircraft with a net book value of $5.4 billion
•$1.2 billion of total adjusted contractual obligations through July 1, 2022

Mike Inglese, Aircastle’s Chief Executive Officer, commented, “The widespread rollout of vaccines is leading to increased confidence and safety, and the economic rebound is releasing pent up leisure travel demand. Air traffic demand in large domestic markets is recovering at an encouraging pace; however, with the spread of the Delta variant and cases rising in areas with low vaccination rates, cross-border travel is recovering at a much slower and more uneven pace despite considerable pent-up demand. In time, as vaccination rates increase around the world, and as travel barriers fall, market conditions will improve further, and help solidify the airline industry’s recovery.”
Mr. Inglese concluded, “Our two strategic investors, Marubeni Corporation and Mizuho Leasing, have extensive global networks and broad reach across the aviation industry. The partnership with our investors is truly unique and differentiates Aircastle from other aircraft lessors.”
Aviation Assets
As of May 31, 2021, Aircastle owned 250 aircraft and other flight equipment having a net book value of $6.6 billion. We also manage nine aircraft with a net book value of $309 million dollars on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of May 31, 2021(1)		As of May 31, 2020(1)
Net Book Value of Flight Equipment ($ mils.)	$6,584	$	7,421
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,400	$	5,679
Number of Aircraft	250		274
Number of Unencumbered Aircraft	218		234
Number of Lessees	76		81
Number of Countries	42		45
Weighted Average Fleet Age (years)(2)	10.8		10.2
Weighted Average Remaining Lease Term (years)(2)	4.5		4.4
Weighted Average Fleet Utilization for the quarter ended(3)	93.1%		96.7%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$309	$	322
Number of Aircraft	9		9
_______________
(1)Calculated using net book value at period end.
(2)Weighted by net book value.
(3)Aircraft on-lease days as a percent of total days in period weighted by net book value. The decrease from our historical utilization rate for the three months ended May 31, 2021, and 2020, was primarily due to off-lease aircraft as a result of early lease terminations and scheduled lease expirations.

Deferrals
As the airline industry recovers, airlines continue to obtain support from their respective governments, raise debt and equity, delay or cancel new aircraft orders, furlough employees, and request concessions from lessors. Some have sought judicial protection. As of July 9, 2021, six of our airline customers were subject to judicial insolvency proceedings or similar protection. We lease 22 aircraft to these customers, which comprise 13% of our net book value of flight equipment and 11% of our reported lease rental and direct financing and sales-type lease revenues for the twelve months ended May 31, 2021. While additional airline bankruptcies and liquidations may yet occur in future periods, we remain confident that our core customers who are leading low-cost carriers and major US and global carriers, have the means to survive the COVID-19 crisis.
As of July 9, 2021, we have agreed deferral arrangements with 22 airlines representing 29% of our customer base. Total deferrals approximate $112 million, of which $89 million is included in our May 31, 2021, Consolidated Balance Sheet with the balance representing future lease payments. Approximately 76% of our total deferrals as of July 9, 2021, have been agreed to as part of broader lease restructurings, which generally include term extensions, better security packages, or other valuable consideration in exchange for near-term economic concessions, and have repayment terms that extend beyond twelve months. Deferrals represented approximately 19% of our reported lease rental and direct financing and sales-type lease revenues for the twelve months ended May 31, 2021.
In addition to $524 million of maintenance reserves and $78 million of security deposits, we hold an additional $148 million in letters of credit from our lessees. These combined reserves total $750 million and provide significant protection against potential future airline failures and the unscheduled return of additional aircraft.

Preferred Issuance
In early June we issued $400 million of preferred shares with a dividend of 5.25%. The original proposed amount for this capital raise was $300 million at an original targeted dividend of 5.625%. Due to strong demand, the transaction was upsized with the lower dividend. The use of proceeds is for general corporate purposes which may include repayment, refinancing or the redemption of existing debt. The issue has a perpetual term and receives 50% equity credit treatment from Moody’s, S&P and Fitch Ratings, in line with their respective rating methodologies. At the time of issuance, Aircastle’s outlook was upgraded to Stable by Moody’s.
Conference Call
In connection with this press release, management will host a conference call on Wednesday, July 14, 2021, at 9:00 A.M. Eastern Time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 437-2398 (from within the U.S. and Canada) or (786) 204-3966 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “8053603”.
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.
For those who are not available to listen to the live call, a replay will be available until 12:00 P.M. Eastern Time on Friday, August 13, 2021, by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “8053603”.

About Aircastle Limited
Aircastle Limited acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2021, Aircastle owned and managed on behalf of its joint ventures 259 aircraft leased to 77 customers located in 43 countries.

Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's most recent Form 10-K and any subsequent filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

May 31, 2021	February 28, 2021
ASSETS		
Cash and cash equivalents	$ 642,910	$ 578,004
Restricted cash and cash equivalents	2,693	2,594
Accounts receivable	75,427	82,572
Flight equipment held for lease, net of accumulated depreciation of $2,161,998 and $2,076,972 respectively	6,392,594	6,492,471
Net investment in leases, net of allowance for credit losses of $870 and $864, respectively	191,457	195,376
Unconsolidated equity method investments	35,664	35,377
Other assets	317,665	311,944
Total assets	$ 7,658,410	$ 7,698,338
LIABILITIES AND SHAREHOLDERS' EQUITY		
LIABILITIES		
Borrowings from secured financings, net of debt issuance costs	$ 742,214	$ 768,850
Borrowings from unsecured financings, net of debt issuance costs	4,365,260	4,366,261
Accounts payable, accrued expenses and other liabilities	171,809	174,267
Lease rentals received in advance	55,517	58,013
Security deposits	78,254	80,699
Maintenance payments	524,038	519,178
Total liabilities	5,937,093	5,967,268
SHAREHOLDER'S EQUITY		
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common shares, $0.01 par value, 250,000,000 shares authorized, 14,048 shares issued and outstanding at May 31, 2021 and February 28, 2021	-	-
Additional paid-in capital	1,485,777	1,485,777
Retained earnings	235,540	245,293
Total shareholders' equity	1,721,317	1,731,070
Total liabilities and shareholders' equity	$ 7,658,410	$ 7,698,338

Aircastle Limited and Subsidiaries
Consolidated Statements of Income (Loss)
(Dollars in thousands)

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)

* Included $32.1 million in Other expense and $2.6 million in Selling, general and administrative expenses.

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals, as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

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